Light & Wonder, Inc.
Reports Second Quarter 2023 Results

Delivered Consolidated Revenue Growth of 20% Year-Over-Year with Double Digit Growth Across all Businesses
Nine Consecutive Quarters of Consolidated Revenue Growth
Healthy Balance Sheet Position, Strong Cashflow Generation and Continued Deleveraging Profile
Commenced Trading on Australian Securities Exchange

LAS VEGAS — August 8, 2023 — Light & Wonder, Inc. (NASDAQ and ASX: LNW) (“Light & Wonder,” “L&W,” or the “Company”) today reported results for the second quarter ended June 30, 2023.
We continued with strong momentum and delivered a ninth consecutive quarter of consolidated revenue growth year-over-year. Consolidated revenue in the quarter grew 20%, resulting in strong margins and cash flows as we continued our advancement toward our long-term financial targets. The growth was driven by double-digit growth across all of our businesses, including another quarter of record revenues for SciPlay and iGaming:
•Gaming revenue increased 21% compared to the prior year period to $471 million, primarily due to continued momentum in Gaming machine sales, which increased 41% driven by increases in North American and Australian machine sales, coupled with strong performance in North American Gaming operations, Gaming systems and Table products.
•SciPlay achieved record revenue of $190 million, a 19% increase compared to the prior year period, driven by the core social casino business, which once again delivered strong payer metrics and outpaced the market and gained share.
•iGaming revenue reached another record quarterly revenue of $70 million, a 17% increase from the prior year period, primarily driven by continued growth in the U.S. market.
Matt Wilson, President and Chief Executive Officer of Light & Wonder, said, “Our reported numbers continue to validate the investments that we’ve made in our business and demonstrate the significant progress we are making towards our long-term targets. Year to date, we delivered double-digit top and bottom line growth across all three of our businesses, generated strong cash flows and reduced leverage, resulting in an exceptional second quarter. I am also pleased to share that Light & Wonder is expanding its global presence, with a successful ASX listing during the quarter that is gaining momentum with the investment community. We will continue to execute on our core strategy and product roadmap, and look forward to sharing more with you at Australasian Gaming Expo in August and Global Gaming Expo in October.”
Connie James, Chief Financial Officer of Light & Wonder, added, “I am proud to have been part of such a diverse and capable team, and of our many accomplishments during my time here as my tenure comes to an end at Light & Wonder. We accomplished a number of meaningful milestones in transforming the Company and are now well-positioned with a healthy balance sheet and a strategic capital allocation plan. The continued growth we saw in the second quarter reflects the focused execution that is in our DNA. With a wealth of talent, sound financials, and an outstanding portfolio of assets, Light & Wonder continues to be in good hands moving forward as the leading cross-platform global games company.”

LEVERAGE, CAPITAL RETURN, AND STRATEGY UPDATE
•Principal face value of debt outstanding(1) of $3.9 billion, translating to net debt leverage ratio(2) of 2.9x, within our targeted net debt leverage ratio(2) range of 2.5x to 3.5x, as of June 30, 2023, a decrease of 0.4x from December 31, 2022, and the lowest level in the Company’s recent history.
•Secondary listing on the Australian Securities Exchange (ASX) — the Company’s common stock is listed as CHESS Depositary Interests (CDIs) on the ASX and commenced active trading on May 22, 2023 (AEST) under the ticker symbol “LNW.” The Company believes this secondary listing will create substantial benefits for L&W and its shareholders, including enhancing the Company’s profile in Australia, one of the leading markets for L&W’s Gaming business, and providing the Company access to new long-term Australian institutional investors that complement our strong existing base of shareholders.
•Agreement to acquire the remaining 17% equity interest in SciPlay — On August 8, 2023, the Company entered into a definitive agreement to acquire the remaining equity interest in SciPlay not already owned by the Company (approximately 17%) pursuant to a merger in which SciPlay’s shareholders will receive $22.95 for each share of SciPlay Class A common stock they own (subject to certain exceptions set forth in the Merger Agreement, dated as of August 8, 2023, by and among Light & Wonder, Bern Merger Sub, Inc. and SciPlay (the “Merger Agreement”)) in an all-cash transaction (the “SciPlay Acquisition”). As a result of the SciPlay Acquisition, SciPlay will cease to be publicly traded and will become a wholly owned subsidiary of L&W. The Company believes that this transaction will enable seamless collaboration with SciPlay that will add further momentum to the Company’s already robust cross-platform strategy, provide flexibility for use of SciPlay cash flows for investments across the enterprise, and facilitate long-term margin enhancement opportunities via synergies, all of which are expected to increase shareholder value.
SUMMARY RESULTS
Unless otherwise noted, amounts, percentages and discussion included below reflect the results of operations and financial condition of the Company’s continuing operations, which includes its Gaming, SciPlay and iGaming businesses. We have reflected our former Lottery business (disposed during the second quarter of 2022) and Sports Betting business (disposed during the third quarter of 2022) (collectively referred to as the “Divestitures”) as discontinued operations.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2023	2022	2023	2022
Revenue	$731	$610	$1,400	$1,183

Net income (loss)	5	(150)	32	(217)

Net (loss) income attributable to L&W	(1)	3,291	21	3,317

Net cash provided by (used in) operating activities(3)	34	(37)	219	57

Capital expenditures	59	57	112	100

Non-GAAP Financial Measures

Consolidated AEBITDA(2)	$281	$212	$529	$414

Free cash flow(2)(3)(4)	24	(95)	98	(106)

			As of
Balance Sheet Measures			June 30, 2023	December 31, 2022
Cash and cash equivalents			$909	$914
Total debt			3,886	3,894
Available liquidity(5)			1,797	1,802

(1) Principal face value of debt outstanding represents outstanding principal value of debt balances that conforms to the presentation found in Note 11 to the Condensed Consolidated Financial Statements in our June 30, 2023 Form 10-Q.

(2) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(3) For the three and six months ended June 30, 2022, these financial measures represent combined results inclusive of discontinued operations.
(4) For the three and six months ended June 30, 2023, free cash flow was impacted by $32 million in cash taxes paid related to the Divestitures and $7 million related to professional services associated with the ASX listing. For the three and six months ended June 30, 2022, free cash flow was impacted by $114 million in costs supporting strategic review and related transactions (including the Lottery business closing expenses) and accelerated interest payments related to debt pay down and refinancing transactions.

(5) Available liquidity is calculated as cash and cash equivalents plus remaining revolver capacity, including the SciPlay Revolver.

Second Quarter 2023 Financial Highlights
•Second quarter consolidated revenue was $731 million compared to $610 million, up 20% compared to the prior year period driven by double-digit growth across all of our businesses, representing a ninth consecutive quarter of growth. Gaming revenue increased 21%, driven by another quarter of robust growth in Gaming machine sales, which grew 41% year-over-year, while SciPlay and iGaming each reached another quarterly revenue record.
•Net income was $5 million compared to a net loss of $150 million in the prior year period, which included a $147 million loss on financing transactions associated with the debt pay down and refinancing transactions in April 2022. The current year period increased primarily due to higher revenue and operating income as well as lower interest expense.
•Consolidated AEBITDA, a non-GAAP financial measure defined below, was $281 million, an increase of 33% compared to the prior year period, driven by double-digit growth across all of our businesses and margin expansion.
•Net cash provided by operating activities was $34 million compared to combined net cash used in operating activities of $(37) million in the prior year period. The current year period cash flows benefited from lower interest payments, partially offset by $32 million in cash taxes paid related to the Divestitures and $7 million related to professional services associated with the ASX listing, while prior year period combined cash flows were impacted by costs associated with the strategic review and related transactions and accelerated interest payments related to the debt pay down and refinancing transactions.
•Free cash flow, a non-GAAP financial measure defined below, was $24 million compared to combined free cash flow(1) of $(95) million in the prior year period. The current year period free cash flow was impacted by $32 million in cash taxes paid related to the Divestitures and $7 million related to professional services associated with the ASX listing, while the prior year period combined free cash flow was primarily impacted by approximately $114 million in costs supporting strategic review and related transactions (including the Lottery business closing expenses) and accelerated interest payments related to the debt pay down and refinancing transactions.
•Net debt leverage ratio, a non-GAAP financial measure defined below, was 2.9x as of June 30, 2023 compared to 3.3x as of December 31, 2022, remaining in our targeted net debt leverage ratio(1) range of 2.5x to 3.5x.

First Half 2023 Selected Financial Highlights
•First half consolidated revenue was $1,400 million compared to $1,183 million, up 18% compared to the prior year period driven by double-digit growth across all of our businesses. Gaming revenue increased 19%, driven by robust growth in Gaming machine sales, which grew 46% year-over-year, while SciPlay and iGaming each reached record revenue.
•Net income was $32 million compared to a net loss of $217 million in the prior year period, which included a $147 million loss on financing transactions associated with the debt pay down and refinancing transactions in April 2022. The current year period increased primarily due to higher revenue and operating income as well as lower interest expense.
•Consolidated AEBITDA, a non-GAAP financial measure defined below, was $529 million, an increase of 28% compared to the prior year period, driven by double-digit growth across all of our businesses and margin expansion.
•Adjusted NPATA, a non-GAAP financial measure defined below, was $179 million.

(1) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.

BUSINESS SEGMENT HIGHLIGHTS
FOR THE THREE MONTHS ENDED JUNE 30, 2023

($ in millions)	Revenue				AEBITDA				AEBITDA Margin(1)(2)
	2023	2022	$	%	2023	2022	$	%	2023	2022	PP Change(2)
Gaming	$471	$390	$81	21%	$233	$179	$54	30%	49%	46%	3
SciPlay	190	160	30	19%	59	41	18	44%	31%	26%	5
iGaming	70	60	10	17%	24	21	3	14%	34%	35%	(1)
Corporate and other(3)	—	—	—	—%	(35)	(29)	(6)	(21)%	n/a	n/a	n/a
Total	$731	$610	$121	20%	$281	$212	$69	33%	38%	35%	3

BUSINESS SEGMENT HIGHLIGHTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023

($ in millions)	Revenue				AEBITDA				AEBITDA Margin(1)(2)
	2023	2022	$	%	2023	2022	$	%	2023	2022	PP Change(2)
Gaming	$890	$745	$145	19%	$438	$350	$88	25%	49%	47%	2
SciPlay	376	318	58	18%	113	85	28	33%	30%	27%	3
iGaming	134	120	14	12%	47	41	6	15%	35%	34%	1
Corporate and other(3)	—	—	—	—%	(69)	(62)	(7)	(11)%	n/a	n/a	n/a
Total	$1,400	$1,183	$217	18%	$529	$414	$115	28%	38%	35%	3

PP — percentage points.
n/a — not applicable.

(1) Segment AEBITDA Margin is calculated as segment AEBITDA as a percentage of segment revenue.
(2) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.
(3) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

Second Quarter 2023 Business Segments Key Highlights
•Gaming revenue increased 21% to $471 million compared to the prior year period, driven by continued momentum in Gaming machine sales, growing 41%. Gaming operations maintained elevated average daily revenue per unit, while Gaming systems continued strong momentum, growing 20%, and Table products revenue returned to growth increasing 34% compared to the prior year period. Gaming AEBITDA was $233 million, up 30% compared to the prior year period with AEBITDA margin improving 3 percentage points.
•Gaming operation revenues continue to benefit from year-over-year growth in our North American and International average daily revenue per unit, as a result of strong content performance and the continued success of our KASCADA® and MURAL® cabinets as well as recently launched COSMIC™ cabinet, validating our continued investment in our R&D engine to drive our long-term growth. Our North American premium installed base, which represents 47% of our total installed base mix, and revenue per day remained at elevated levels.
•SciPlay revenue increased 19% to $190 million compared to the prior year period, breaking another record. SciPlay AEBITDA was $59 million, up 44% compared to the prior year period with AEBITDA margin improving 5 percentage points. Growth was primarily driven by the core social casino business, which delivered strong payer metrics and once again outpaced the market and gained share. Payer conversion rates increased year-over-year to 10.5%, while ARPDAU(1) grew 26% to a record $0.93 and AMRPPU(2) grew 12%, reaching a record $102.04. The second quarter performance continues to demonstrate strong player engagement and monetization leveraging engaging game content, dynamic Live Ops and effective marketing strategies.
•iGaming revenue increased 17% to $70 million record quarterly revenue, and AEBITDA was $24 million compared to $21 million in the prior year period. The revenue and AEBITDA increases were primarily driven by continued growth in the U.S. market and also benefited from $2 million in certain termination fees. The U.S. market delivered 32% year-over-year revenue growth, driven in part by our continued strength in our land-based original content launches and scaling third party aggregation on our platform. We are on track to launch our live casino operations in Michigan during the second half of 2023, pending final regulatory approvals.
•Consolidated capital expenditures were $59 million in the second quarter of 2023.

(1) Average Revenue Per Daily Active User.
(2) Average Monthly Revenue Per Paying User.

Earnings Conference Call
As previously announced, Light & Wonder executive leadership will host a conference call on Tuesday, August 8, 2023, at 4:30 p.m. EDT to review the Company’s second quarter results. To access the call live via a listen-only webcast and presentation, please visit explore.lnw.com/investors/ and click on the webcast link under the Events and Presentations section. To access the call by telephone, please dial: +1 (833) 470-1428 for U.S. or +1 (404) 975-4839 for International and ask to join the Light & Wonder call using conference ID: 667374. A replay of the webcast will be archived in the Investors section on www.lnw.com.

About Light & Wonder
Light & Wonder, Inc. is a global leader in cross-platform games and entertainment. The Company brings together approximately 6,000 employees from six continents to connect content between land-based and digital channels with unmatched technology and distribution. Guided by a culture that values daring teamwork and creativity, the Company builds new worlds of play, developing game experiences loved by players around the globe. Its OPENGAMING® platform powers the largest digital-gaming network in the industry. The Company is committed to the highest standards of integrity, from promoting player responsibility to implementing sustainable practices. To learn more, visit www.lnw.com.

You can access our filings with the Securities Exchange Commission (“SEC”) through the SEC website at www.sec.gov or through our website, and we strongly encourage you to do so. We routinely post information that may be important to investors on our website at explore.lnw.com/investors/, and we use our website as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD).

The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document, and shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended.

COMPANY CONTACTS

Media Relations	Investor Relations
Andy Fouché +1 206-697-3678	Nick Zangari +1 702-301-4378
Vice President, Corporate Communications media@lnw.com	Senior Vice President, Investor Relations ir@lnw.com
All ® notices signify marks registered in the United States. © 2023 Light & Wonder, Inc. and/or their respective affiliates. All Rights Reserved.

Forward-Looking Statements
In this press release, Light & Wonder makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect,” “anticipate,” “target,” “should,” “could,” “potential,” “opportunity,” “goal,” or similar terminology. These statements are based upon Management’s current expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things:
•our inability to successfully execute our strategy and rebranding initiative;
•slow growth of new gaming jurisdictions, slow addition of casinos in existing jurisdictions and declines in the replacement cycle of gaming machines;
•risks relating to foreign operations, including anti-corruption laws, fluctuations in currency rates, restrictions on the payment of dividends from earnings, restrictions on the import of products and financial instability;
•difficulty predicting what impact, if any, new tariffs imposed by and other trade actions taken by the U.S. and foreign jurisdictions could have on our business;
•U.S. and international economic and industry conditions, including increases in benchmark interest rates and the effects of inflation;
•public perception of our response to environmental, social and governance issues;
•changes in, or the elimination of, our share repurchase program;
•resulting pricing variations and other impacts of our common stock being listed to trade on more than one stock exchange;
•level of our indebtedness, higher interest rates, availability or adequacy of cash flows and liquidity to satisfy indebtedness, other obligations or future cash needs;
•inability to further reduce or refinance our indebtedness;
•restrictions and covenants in debt agreements, including those that could result in acceleration of the maturity of our indebtedness;
•competition;
•inability to win, retain or renew, or unfavorable revisions of, existing contracts, and the inability to enter into new contracts;
•risks and uncertainties of potential changes in U.K. gaming legislation, including any new or revised licensing and taxation regimes, responsible gambling requirements and/or sanctions on unlicensed providers;
•inability to adapt to, and offer products that keep pace with, evolving technology, including any failure of our investment of significant resources in our R&D efforts;
•the possibility that the conditions to the completion of the SciPlay Acquisition may not be satisfied on the anticipated schedule or at all;
•the possibility that the SciPlay Acquisition may not be consummated or that Light & Wonder and SciPlay may be unable to achieve expected operational, strategic and financial benefits of the SciPlay Acquisition;
•the possibility of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;
•the outcome of any legal proceedings that may be instituted following announcement of the SciPlay Acquisition;
•failure to retain key management and employees of SciPlay;
•unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war or hostilities or the COVID-19 pandemic, as well as management’s response to any of the aforementioned factors;
•changes in demand for our products and services;
•inability to achieve some or all of the anticipated benefits of SciPlay being a standalone public company;
•dependence on suppliers and manufacturers;
•SciPlay’s dependence on certain key providers;
•ownership changes and consolidation in the gaming industry;
•fluctuations in our results due to seasonality and other factors;
•security and integrity of our products and systems, including the impact of any security breaches or cyber-attacks;
•protection of our intellectual property, inability to license third-party intellectual property and the intellectual property rights of others;
•reliance on or failures in information technology and other systems;

•litigation and other liabilities relating to our business, including litigation and liabilities relating to our contracts and licenses, our products and systems, our employees (including labor disputes), intellectual property, environmental laws and our strategic relationships;
•reliance on technological blocking systems;
•challenges or disruptions relating to the completion of the domestic migration to our enterprise resource planning system;
•laws and government regulations, both foreign and domestic, including those relating to gaming, data privacy and security, including with respect to the collection, storage, use, transmission and protection of personal information and other consumer data, and environmental laws, and those laws and regulations that affect companies conducting business on the internet, including online gambling;
•legislative interpretation and enforcement, regulatory perception and regulatory risks with respect to gaming, especially internet wagering, social gaming and sports wagering;
•changes in tax laws or tax rulings, or the examination of our tax positions;
•opposition to legalized gaming or the expansion thereof and potential restrictions on internet wagering;
•significant opposition in some jurisdictions to interactive social gaming, including social casino gaming and how such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming or social casino gaming specifically, and how this could result in a prohibition on interactive social gaming or social casino gaming altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations;
•expectations of shift to regulated digital gaming or sports wagering;
•inability to develop successful products and services and capitalize on trends and changes in our industries, including the expansion of internet and other forms of digital gaming;
•the continuing evolution of the scope of data privacy and security regulations, and our belief that the adoption of increasingly restrictive regulations in this area is likely within the U.S. and other jurisdictions;
•incurrence of restructuring costs;
•goodwill impairment charges including changes in estimates or judgments related to our impairment analysis of goodwill or other intangible assets;
•stock price volatility;
•failure to maintain adequate internal control over financial reporting;
•dependence on key executives;
•natural events that disrupt our operations, or those of our customers, suppliers or regulators; and
•expectations of growth in total consumer spending on social casino gaming.
Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its latest Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2022 on March 1, 2023 (including under the headings “Forward Looking Statements” and “Risk Factors”). Forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no and expressly disclaim any obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
You should also note that this press release may contain references to industry market data and certain industry forecasts. Industry market data and industry forecasts are obtained from publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe industry information to be accurate, it is not independently verified by us and we do not make any representation as to the accuracy of that information. In general, we believe there is less publicly available information concerning the international gaming, social and digital gaming industries than the same industries in the U.S.
Due to rounding, certain numbers presented herein may not precisely recalculate.
No Offer or Solicitation
This earnings release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the SciPlay Acquisition or otherwise, nor shall there be any sale of securities in any jurisdiction in which any such offer, solicitation or sale would be unlawful. Any securities to be offered may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Additional Information and Where to Find It
Certain participants in the transactions contemplated by the Merger Agreement will prepare and file a Schedule 13E-3, which will contain important information on Light & Wonder, SciPlay, the Merger Agreement, the SciPlay Acquisition and related matters, including the terms and conditions of the SciPlay Acquisition and the Transactions. You may obtain copies of the Schedule 13E-3, any amendment or supplements thereto, other relevant materials (when available) and all documents filed by Light & Wonder with the SEC regarding this transaction, free of charge, at the SEC’s website, www.sec.gov or from Light & Wonder’s website at https://explore.lnw.com/investors/.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenue:
Services	$496	$445	$973	$876
Product sales	235	165	427	307
Total revenue	731	610	1,400	1,183
Operating expenses:
Cost of services(1)	110	92	218	182
Cost of product sales(1)	108	88	201	159
Selling, general and administrative	203	179	396	354
Research and development	58	56	112	109
Depreciation, amortization and impairments	108	107	208	215
Restructuring and other	31	42	50	78
Total operating expenses	618	564	1,185	1,097
Operating income	113	46	215	86
Other (expense) income:
Interest expense	(78)	(70)	(153)	(186)
Loss on debt financing transactions	—	(147)	—	(147)
Gain on remeasurement of debt and other	—	20	—	27
Other (expense) income, net	(15)	2	(16)	7
Total other expense, net	(93)	(195)	(169)	(299)
Net income (loss) from continuing operations before income taxes	20	(149)	46	(213)
Income tax expense	(15)	(1)	(14)	(4)
Net income (loss) from continuing operations	5	(150)	32	(217)
Net income from discontinued operations, net of tax(2)	—	3,445	—	3,540
Net income	5	3,295	32	3,323
Less: Net income attributable to noncontrolling interest	6	4	11	6
Net (loss) income attributable to L&W	$(1)	$3,291	$21	$3,317

Per Share - Basic:
Net (loss) income from continuing operations	$(0.01)	$(1.62)	$0.23	$(2.33)
Net income from discontinued operations	—	36.23	—	36.94
Net (loss) income attributable to L&W	$(0.01)	$34.61	$0.23	$34.61

Per Share - Diluted:
Net (loss) income from continuing operations	$(0.01)	$(1.62)	$0.22	$(2.33)
Net income from discontinued operations	—	36.23	—	36.94
Net (loss) income attributable to L&W	$(0.01)	$34.61	$0.22	$34.61

Weighted average number of shares used in per share calculations:
Basic shares	91	95	91	96
Diluted shares	91	95	93	96

(1) Excludes depreciation, amortization and impairments.
(2) The three- and six-month periods ended June 30, 2022 include a pre-tax gain of $4,568 million on the sale of the former Lottery business.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions except for common shares outstanding)

	June 30,	December 31,
	2023	2022
Assets:
Cash and cash equivalents	$909	$914
Restricted cash	48	47
Receivables, net of allowance for credit losses of $40 and $38, respectively	499	455
Inventories	183	161
Prepaid expenses, deposits and other current assets	96	117
Total current assets	1,735	1,694

Restricted cash	7	6
Receivables, net of allowance for credit losses of $2	12	14
Property and equipment, net	214	204
Operating lease right-of-use assets	43	49
Goodwill	2,930	2,919
Intangible assets, net	682	797
Software, net	153	145
Deferred income taxes	112	114
Other assets	74	67
Total assets	$5,962	$6,009

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$23	$24
Accounts payable	171	154
Accrued liabilities	371	380
Income taxes payable	12	64
Total current liabilities	577	622

Deferred income taxes	51	87
Operating lease liabilities	31	37
Other long-term liabilities	210	232
Long-term debt, excluding current portion	3,863	3,870
Total stockholders’ equity(1)	1,230	1,161
Total liabilities and stockholders’ equity	$5,962	$6,009

(1) Includes $182 million and $171 million in noncontrolling interest as of June 30, 2023 and December 31, 2022, respectively.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income	$5	$3,295	$32	$3,323
Less: Income from discontinued operations, net of tax	—	(3,445)	—	(3,540)
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by operating activities from continuing operations	182	248	320	369
Changes in working capital accounts, excluding the effects of acquisitions	(129)	(73)	(97)	(145)
Changes in deferred income taxes and other	(24)	2	(36)	6
Net cash provided by operating activities from continuing operations	34	27	219	13
Net cash (used in) provided by operating activities from discontinued operations	—	(64)	—	44
Net cash provided by (used in) operating activities	34	(37)	219	57

Cash flows from investing activities:
Capital expenditures	(59)	(57)	(112)	(100)
Acquisitions of businesses, net of cash acquired	(2)	(8)	(2)	(116)
Proceeds from settlement of cross-currency interest rate swaps	—	50	—	50
Other	—	(4)	(1)	(4)
Net cash used in investing activities from continuing operations	(61)	(19)	(115)	(170)
Net cash (used in) provided by investing activities from discontinued operations(1)	—	5,654	(3)	5,629
Net cash (used in) provided by investing activities	(61)	5,635	(118)	5,459

Cash flows from financing activities:
Payments of long-term debt, net	(5)	(5,032)	(11)	(4,882)
Payments of debt issuance and deferred financing costs	—	(36)	—	(37)
Payments on license obligations	(6)	(5)	(18)	(24)
Purchase of L&W common stock	(5)	(152)	(33)	(203)
Purchase of SciPlay’s common stock	(15)	(7)	(23)	(7)
Net redemptions of common stock under stock-based compensation plans and other	(9)	(8)	(20)	(33)
Net cash used in financing activities from continuing operations	(40)	(5,240)	(105)	(5,186)
Net cash used in financing activities from discontinued operations	—	(1)	—	(3)
Net cash used in financing activities	(40)	(5,241)	(105)	(5,189)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	(5)	1	(6)
(Decrease) increase in cash, cash equivalents and restricted cash	(66)	352	(3)	321
Cash, cash equivalents and restricted cash, beginning of period	1,030	670	967	701
Cash, cash equivalents and restricted cash, end of period	964	1,022	964	1,022
Less: Cash, cash equivalents and restricted cash of discontinued operations	—	43	—	43
Cash, Cash equivalents and restricted cash of continuing operations, end of period	$964	$979	$964	$979

Supplemental cash flow information:
Cash paid for interest	$84	$102	$147	$219
Income taxes paid	87	14	96	23
Distributed earnings from equity investments	1	3	1	4
Cash paid for contingent consideration included in operating activities	9	—	9	—
Supplemental non-cash transactions:
Non-cash interest expense	$2	$3	$5	$9

(1) The three- and six-month periods ended June 30, 2022 include $5,659 million in gross cash proceeds from the former Lottery business sale, net of cash, cash equivalents and restricted cash transferred.

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED AEBITDA, CONSOLIDATED AEBITDA MARGIN AND SUPPLEMENTAL BUSINESS SEGMENT DATA
(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Reconciliation of Net (Loss) Income Attributable to L&W to Consolidated AEBITDA
Net (loss) income attributable to L&W	$(1)	$3,291	$21	$3,317
Net income attributable to noncontrolling interest	6	4	11	6
Net income from discontinued operations, net of tax	—	(3,445)	—	(3,540)
Net income (loss) from continuing operations	5	(150)	32	(217)
Restructuring and other(1)	31	42	50	78
Depreciation, amortization and impairments(2)	108	107	208	215
Other expense (income), net	16	(2)	18	(4)
Interest expense	78	70	153	186
Income tax expense	15	1	14	4
Stock-based compensation	28	17	54	32
Loss on debt financing transactions	—	147	—	147
Gain on remeasurement of debt and other	—	(20)	—	(27)
Consolidated AEBITDA	$281	$212	$529	$414

Supplemental Business Segment Data
Business segments AEBITDA
Gaming	$233	$179	$438	$350
SciPlay	59	41	113	85
iGaming	24	21	47	41
Total business segments AEBITDA	316	241	598	476
Corporate and other(3)	(35)	(29)	(69)	(62)
Consolidated AEBITDA	$281	$212	$529	$414

Reconciliation to Consolidated AEBITDA Margin
Consolidated AEBITDA	$281	$212	$529	$414
Revenue	731	610	1,400	1,183
Net income (loss) margin from continuing operations	1%	(25)%	2%	(18)%
Consolidated AEBITDA margin (Consolidated AEBITDA/Revenue)	38%	35%	38%	35%

(1) Refer to the Consolidated AEBITDA definition below for a description of items included in restructuring and other.
(2) Includes $54 million and $105 million in amortization related to acquired intangible assets for the three and six months ended June 30, 2023, respectively, and $52 million and $103 million for the three and six months ended June 30, 2022, respectively.

(3) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

LIGHT & WONDER, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION - SEGMENT KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL FINANCIAL DATA
(Unaudited, in millions, except unit and per unit data or as otherwise noted)

	Three Months Ended			Six Months Ended
	June 30, 2023	June 30, 2022	March 31, 2023	June 30, 2023	June 30, 2022
Gaming Business Segment Supplemental Financial Data:
Revenue by Line of Business:
Gaming operations	$167	$163	$160	$327	$319
Gaming machine sales	173	123	158	331	226
Gaming systems	72	60	55	127	111
Table products	59	44	46	105	89
Total revenue	$471	$390	$419	$890	$745

Gaming Operations:
U.S. and Canada:
Installed base at period end	30,550	30,836	30,675	30,550	30,836
Average daily revenue per unit	$47.54	$45.86	$45.47	$46.59	$44.52
International:(1)
Installed base at period end	25,329	28,966	26,220	25,329	28,966
Average daily revenue per unit	$15.03	$13.63	$14.19	$15.13	$13.72

Gaming Machine Sales:
U.S. and Canada new unit shipments	5,020	4,009	4,057	9,077	7,391
International new unit shipments	4,130	2,479	3,621	7,751	4,393
Total new unit shipments	9,150	6,488	7,678	16,828	11,784
Average sales price per new unit	$17,445	$17,176	$18,748	$18,040	$17,141

Gaming Machine Unit Sales Components:
U.S. and Canada unit shipments:
Replacement units	4,598	3,369	3,760	8,358	6,521
Casino opening and expansion units	422	640	297	719	870
Total unit shipments	5,020	4,009	4,057	9,077	7,391
International unit shipments:
Replacement units	3,899	2,443	2,210	6,109	4,357
Casino opening and expansion units	231	36	1,411	1,642	36
Total unit shipments	4,130	2,479	3,621	7,751	4,393

SciPlay Business Segment Supplemental Financial Data:
Revenue by Platform:
Mobile in-app purchases	$170	$138	$166	$335	$277
Web in-app purchases and other(2)	20	22	21	41	41
Total revenue	$190	$160	$186	$376	$318

In-App Purchases:
Mobile penetration(3)	91%	90%	91%	91%	90%
Average MAU(4)	5.8	5.9	6.1	5.9	6.1
Average DAU(5)	2.2	2.3	2.3	2.3	2.3
ARPDAU(6)	$0.93	$0.74	$0.89	$0.91	$0.74
Average MPU(7) (in thousands)	609	560	625	617	560
AMRPPU(8)	$102.04	$90.99	$97.43	$99.74	$91.72
Payer Conversion Rate(9)	10.5%	9.4%	10.3%	10.4%	9.2%

iGaming Business Segment Supplemental Data:
Wagers processed through Open Gaming System (in billions)	$20.7	$17.8	$20.3	$41.0	$35.3

(1) Excludes the impact of game content licensing revenue.
(2) Other primarily consists of advertising revenue which was not material for the periods presented.
(3) Mobile penetration is defined as the percentage of SciPlay revenue generated from mobile platforms.
(4) MAU = Monthly Active Users is a count of visitors to our sites during a month. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(5) DAU = Daily Active Users is a count of visitors to our sites during a day. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(6) ARPDAU = Average Revenue Per DAU is calculated by dividing revenue for a period by the DAU for the period by the number of days for the period.
(7) MPU = Monthly Paying Users is the number of individual users who made an in-game purchase during a particular month.
(8) AMRPPU = Average Monthly Revenue Per Paying User is calculated by dividing average monthly revenue by average MPUs for the applicable time period.
(9) Payer conversion rate is calculated by dividing average MPU for the period by the average MAU for the same period.

LIGHT & WONDER, INC. AND SUBSIDIARIES
(Unaudited, in millions, except for ratios)

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO L&W TO CONSOLIDATED AEBITDA
	Twelve Months Ended
	June 30, 2023	December 31, 2022
Net income attributable to L&W	$379	$3,675
Net income attributable to noncontrolling interest	28	22
Net income from discontinued operations, net of tax	(333)	(3,873)
Net income (loss) from continuing operations	74	(176)
Restructuring and other	117	146
Depreciation, amortization and impairments	413	420
Other expense (income), net	17	(6)
Interest expense	294	327
Income tax expense	23	13
Stock-based compensation	91	69
Loss on debt financing transactions	—	147
Gain on remeasurement of debt and other	—	(27)
Consolidated AEBITDA	$1,029	$913

RECONCILIATION OF PRINCIPAL FACE VALUE OF DEBT OUTSTANDING TO NET DEBT AND NET DEBT LEVERAGE RATIO
	As of
	June 30, 2023	December 31, 2022
Consolidated AEBITDA	$1,029	$913

Total debt	$3,886	$3,894
Add: Unamortized debt discount/premium and deferred financing costs, net	43	47
Less: Debt not requiring cash repayment and other	(1)	(2)
Principal face value of debt outstanding	3,928	3,939
Less: Cash and cash equivalents	909	914
Net debt	$3,019	$3,025

Net debt leverage ratio	2.9	3.3

LIGHT & WONDER, INC. AND SUBSIDIARIES
(Unaudited, in millions)

RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES TO FREE CASH FLOW AND COMBINED FREE CASH FLOW
	Three Months Ended June 30,
	2023		2022
	Consolidated		Continuing Operations	Discontinued Operations(1)	Combined(2)
Net cash provided by (used in) operating activities	$34		$27	$(64)	$(37)
Less: Capital expenditures	(59)	(59)	(57)	(5)	(62)
Add: Payments on contingent acquisition considerations	9		—	—	—
Less: Payments on license obligations	(6)		(5)	—	(5)
Add: Change in restricted cash impacting working capital	46		6	3	9
Free cash flow	$24		$(29)	$(66)	$(95)
Supplemental cash flow information - Strategic Review and Related Costs Impacting Free Cash Flow:
Income tax payments related to the Divestitures	$32
ASX listing advisory fees	7
Disposition and other closing expenses					$80
Accelerated cash interest payments and other payments related to April 2022 refinancing					16
Professional fees and services supporting Strategic review and related activities					18

	Six Months Ended June 30,
	2023	2022
	Consolidated	Continuing Operations	Discontinued Operations(1)	Combined(2)
Net cash provided by operating activities	$219	$13	$44	$57
Less: Capital expenditures	(112)	(100)	(30)	(130)
Add: Payments on contingent acquisition considerations	9	—	—	—
Less: Payments on license obligations	(18)	(24)	(2)	(26)
Less: Change in restricted cash impacting working capital	—	(1)	(6)	(7)
Free cash flow	$98	$(112)	$6	$(106)
Supplemental cash flow information - Strategic Review and Related Costs Impacting Free Cash Flow:
Income tax payments related to the Divestitures	$32
ASX listing advisory fees	7
Disposition and other closing expenses				$80
Accelerated cash interest payments and other payments related to April 2022 refinancing				16
Professional fees and services supporting Strategic review and related activities				64

(1) Free cash flow from discontinued operations, a non-GAAP measure, is derived based on the historical records and includes only those direct cash flows that are allocated to discontinued operations. See below for further description and disclaimers associated with this non-GAAP measure.
(2) Combined free cash flow consists of Free cash flow (representing Free cash flow from continuing operations) and Free cash flow from discontinued operations. Refer to non-GAAP financial measure definitions below for further details.

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF NET (LOSS) INCOME ATTRIBUTABLE TO L&W TO ADJUSTED NPATA
(Unaudited, in millions)

	Three Months Ended June 30, 2023	Six Months Ended June 30, 2023
Reconciliation of Net (Loss) Income Attributable to L&W to Adjusted NPATA(1)
Net (loss) income attributable to L&W	$(1)	$21
Net income attributable to noncontrolling interest	6	11
Net income from discontinued operations, net of tax	—	—
Net income from continuing operations	5	32
Amortization of acquired intangibles and impairments(2)	54	105
Restructuring and other(3)	31	50
Other expense, net	16	18
Income tax impact on adjustments	(13)	(26)
Adjusted NPATA(1)	$93	$179

(1) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(2) Includes $5 million in impairment charges for the three and six months ended June 30, 2023.
(3) Refer to the Consolidated AEBITDA definition below for a description of items included in restructuring and other.

Discontinued Operations
We sold our former Lottery business to Brookfield Business Partners L.P. during the second quarter of 2022. We sold our former Sports Betting business to Endeavor Operating Company, LLC, a subsidiary of Endeavor Group Holdings, Inc., in a cash and stock transaction completed during the third quarter of 2022. Accordingly, the prior period financial results for these divested businesses are presented as discontinued operations in accordance with Accounting Standard Codification 205-20, Presentation of Financial Statements - Discontinued Operations. We report our continuing operations in three business segments—Gaming, SciPlay and iGaming—representing our different products and services.
Non-GAAP Financial Measures
The Company’s management (“Management”) uses the following non-GAAP financial measures in conjunction with GAAP financial measures: Consolidated AEBITDA (representing continuing operations), Consolidated AEBITDA margin, Free cash flow (representing continuing operations), Free cash flow from discontinued operations, Combined free cash flow, Net debt, Net debt leverage ratio, and Adjusted NPATA (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP, and should be read in conjunction with the Company’s financial statements filed with the SEC. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.
Specifically, Management uses Consolidated AEBITDA to, among other things: (i) monitor and evaluate the performance of the Company’s continuing operations; (ii) facilitate Management’s internal and external comparisons of the Company’s consolidated historical operating performance; and (iii) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets.
In addition, Management uses Consolidated AEBITDA and Consolidated AEBITDA margin to facilitate its external comparisons of the Company’s consolidated results to the historical operating performance of other companies that may have different capital structures and debt levels.
Management uses Net debt and Net debt leverage ratio in monitoring and evaluating the Company’s overall liquidity, financial flexibility and leverage.
Following the ASX listing, Management introduced usage of Adjusted NPATA, a non-GAAP financial measure, which is widely used to measure the performance as well as a principal basis for valuation of gaming and other companies listed on the ASX, and which we now present on a supplemental basis.
As described in this earning release, the Company sold its former Lottery business and Sports Betting business and as such, historical financial information for these divested businesses is classified as discontinued operations, as described above. Management believes that Combined free cash flow is useful during the period until the disposition occurred as it provided Management and investors with information regarding the Company’s combined financial condition under the structure at the time, including for prior period comparisons, as the Company transformed its strategy subsequent to the Divestitures.
Additionally, Combined free cash flow provided greater visibility into cash available for the Company to use in investing and financing decisions as that cash flow was available for such decisions.
Management believes that these non-GAAP financial measures are useful as they provide Management and investors with information regarding the Company’s financial condition and operating performance that is an integral part of Management’s reporting and planning processes. In particular, Management believes that Consolidated AEBITDA is helpful because this non-GAAP financial measure eliminates the effects of restructuring, transaction, integration or other items that Management believes are less indicative of the ongoing underlying performance of continuing operations (as more fully described below) and are better evaluated separately. Management believes that Free cash flow and Combined free cash flow provide useful information regarding the Company’s liquidity and its ability to service debt and fund investments.
Management also believes that Free cash flow and Combined free cash flow are useful for investors because they provide investors with important perspectives on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment, necessary license payments to support the ongoing business operations and adjustments for changes in restricted cash impacting working capital.
Additionally, Management believes that Free cash flow from discontinued operations provides useful information regarding the Company’s operations as well as the impact of the discontinued businesses on the overall financial results for the prior periods presented as they remained under the structure of the Company for those periods. This non-GAAP measure is derived based on the historical records and includes only those direct costs that are allocated to discontinued operations and as such does not include all of the expenses that would have been incurred by these businesses as a standalone company or other Corporate and shared allocations and such differences might be material.
Management believes Adjusted NPATA is useful for investors because it provides investors with additional perspective on performance, as the measure eliminates the effects of amortization of acquired intangible assets, restructuring, transaction, integration, certain other items, and the income tax impact on such adjustments, which Management believes are less indicative of the ongoing underlying performance of continuing operations and are better evaluated separately. Adjusted NPATA is widely used to measure performance of gaming and other companies listed on the ASX.
Consolidated AEBITDA (representing AEBITDA from continuing operations)
Consolidated AEBITDA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s continuing operations and is reconciled to net income (loss) from continuing operations as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net (Loss) Income Attributable to L&W to Consolidated AEBITDA.” Consolidated AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Consolidated AEBITDA may differ from similarly titled measures presented by other companies.
Consolidated AEBITDA is reconciled to Net (loss) income attributable to L&W and includes the following adjustments: (1) Net income attributable to noncontrolling interest; (2) Net income from discontinued operations, net of tax; (3) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration (including costs associated with strategic review, rebranding, divestitures and ongoing separation activities and related activities); (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition- and disposition-related costs and other unusual items; (4) Depreciation, amortization and impairment charges and Goodwill impairments; (5) Loss on debt financing transactions; (6) Change in fair value of investments and Gain on remeasurement of debt and other; (7) Interest expense; (8) Income tax expense; (9) Stock-based compensation; and (10) Other expense (income), net, including foreign currency gains or losses and earnings from equity investments. AEBITDA is presented exclusively as our segment measure of profit or loss.
Consolidated AEBITDA Margin
Consolidated AEBITDA margin, as used herein, represents our Consolidated AEBITDA (as defined above) calculated as a percentage of consolidated revenue. Consolidated AEBITDA margin is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net income (loss) from continuing operations, the most directly comparable GAAP measure, in a schedule above.
Free Cash Flow (representing free cash flow from continuing operations)
Free cash flow, as used herein, represents net cash provided by operating activities from continuing operations less total capital expenditures, less payments on license obligations, plus payments on contingent acquisition considerations and adjusted for changes in restricted cash impacting working capital. Free cash flow is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities, the most directly comparable GAAP measure, in the schedule above.
Free Cash Flow from Discontinued Operations
Free cash flow from discontinued operations, as used herein, represents net cash provided by operating activities from discontinued operations less total capital expenditures, less payments on license obligations and adjusted for changes in restricted cash impacting working capital. Free cash flow from discontinued operations is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities from discontinued operations, the most directly comparable GAAP measure, in a schedule above.
Combined Free Cash Flow
Combined free cash flow, as used herein, represents a non-GAAP financial measure that combines Free cash flow (representing our continuing operations) and Free cash flow from discontinued operations and is presented as a supplemental disclosure for illustrative purposes only.
Net Debt and Net Debt Leverage Ratio
Net debt is defined as total principal face value of debt outstanding, the most directly comparable GAAP measure, less cash and cash equivalents. Principal face value of debt outstanding includes the face value of debt issued under Senior Secured Credit Facilities and Senior Notes, which are described in Note 15 of the Company's Annual Report on Form 10-K for the year ended December 31, 2022 and in Note 11 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, but it does not include other long term obligations of $1 million primarily comprised of certain revenue transactions presented as debt in accordance with ASC 470. Net debt leverage ratio, as used herein, represents Net debt divided by Consolidated AEBITDA. The forward-looking non-GAAP financial measure targeted net debt leverage ratio is presented on a supplemental basis and does not reflect Company guidance. We are not providing a forward-looking quantitative reconciliation of targeted net debt leverage ratio to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the relevant period.
Adjusted NPATA
Adjusted NPATA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s continuing operations and is reconciled to net income (loss) from continuing operations as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income Attributable to L&W to Adjusted NPATA.” Adjusted NPATA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Adjusted NPATA may differ from similarly titled measures presented by other companies.
Adjusted NPATA is reconciled to Net income from continuing operations and includes the following adjustments: (1) Amortization of acquired intangible assets; (2) non-cash asset and goodwill impairments; (3) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration (including costs associated with strategic review, rebranding, divestitures and ongoing separation activities and related activities); (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition- and disposition-related costs and other unusual items; (4) Loss on debt financing transactions; (5) Change in fair value of investments and Gain on remeasurement of debt and other; (6) Income tax impact on adjustments; and (7) Other expense, net, including foreign currency gains or losses and earnings from equity investments.

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